EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------
CONTACT:
EDWARD J. LAWSON, PRESIDENT AND CHAIRMAN OF THE BOARD
21ST CENTURY HOLDING COMPANY
(954) 308-1257 OR (954) 581-9993
OR
INVESTOR RELATIONS COUNSEL:
THE EQUITY GROUP INC.
DEVIN SULLIVAN
(212) 836-9608

                      21ST CENTURY HOLDING COMPANY REPORTS
                      RECORD Q2 EARNINGS OF $0.69 PER SHARE

         PLANTATION, FLORIDA, AUGUST 4, 2003 - 21st Century Holding Company (Nasdaq: TCHC), today reported results for the second quarter and six months ended June 30, 2003 (see attached tables).

         For the second quarter of 2003, the Company reported net income of $2,113,934, or $0.66 per diluted share based on 3,194,747 average diluted shares outstanding, as compared to net income of $32,041, or $0.01 per share, based on 3,020,126 average diluted shares outstanding for the second quarter of 2002. These results exceeded Company guidance of $0.60 per share.

         Net premium earned in the second quarter of 2003 increased 68.8% to $10.9 million from $6.5 million in the same period last year. This increase is due primarily to changes in the Company's reinsurance treaties and increased property writings.

         Total revenue for the second quarter of 2003 increased 79% to $14.9 million from $8.4 million in the same period last year.

         Net income and total revenue for the second quarter of 2002 included a $1.5 million write down related to the Company's investment in WorldCom bonds.

         EDWARD J. (TED) LAWSON, PRESIDENT & CHAIRMAN OF THE BOARD, said, "These record results reflect the continued, successful execution of our business plan and the validity of our vertically integrated business model. By controlling all aspects of the insurance underwriting, distribution and claims process, 21st Century has been able to generate revenues and profits from each of the businesses that we operate, while allowing us to effectively manage expenses and provide the highest level of customer and agent care."

         Mr. Lawson continued, "We are also focused on growing our existing products and creating new streams of revenue. In this regard, our American Vehicle Insurance Company subsidiary launched its recently approved general liability product in the state of Florida in June. This line of business is slated to be a significant contributor to our top and bottom line growth over time. Furthermore, our goal of becoming a regional insurance carrier is now beginning to unfold as American Vehicle has just recently been approved to write general liability insurance in Georgia on a surplus lines basis and has also applied for a license to underwrite and sell personal automobile and general liability insurance in Alabama. Other states in the Southeast will follow.

         "During the year our loss ratios in our automobile division have increased and our loss ratios in property have decreased. To correct our auto loss ratio, the Company is increasing auto rates by a projected 15-20% starting in October and shifting its writings from auto into general liability and property lines, which typically produce higher margins and lower loss ratios. These changes are expected to result in higher revenues and earnings starting in the first quarter of 2004. In our fourth quarter, 70% of our net writings are projected to be in property and general liability lines versus less than 30% in 2002.

         "Our financial condition has recently been bolstered by a $7.5 million 6% subordinated debt offering, proceeds of which will be used to strengthen our balance sheet and provide funds to expand into the Southeast. With these added funds and our continued expectations of strong profitability, we remain confident of our financial condition. Investments during 2003 increased by 43% to $36.4 million due to increased writings and have been conservatively invested in primarily AAA rated securities. Total assets have increased by 14% to $86.2 million from $75.3 million as of December 31, 2002. Shareholder equity increased by $2.5 million from $21.0 at the end of the first quarter to $23.5 at the end of the second quarter and $8.8 million of operating cash flow was generated for the first six months of 2003.

         "For the balance of the year our outlook remains positive and we will, as necessary, update guidance as the quarter progresses.

         "Finally, as a further sign of both mine and Michele's (my wife, cofounder and Treasurer) personal bullish outlook on the future of your company, we will be exercising (buying) within the next few weeks, with our own money, 26,000 stock options granted to us during the Company's initial public offering in 1998. The proceeds to the Company will be $260,000 when the transaction is completed and will give Michele and me a combined total of approximately 971,000 shares of common stock in the Company."

         The Company will hold an investor conference call today following this release at 10:00 AM (ET). Listeners can access the conference call by dialing toll free 877-780-2276. Please call at least five minutes in advance to ensure that you are connected prior to the presentation.

About the Company

         The Company, through its subsidiaries, underwrites standard and non-standard personal automobile insurance, flood insurance, mobile home insurance and homeowners' property and casualty insurance in the State of Florida. The Company also has underwriting authority and processes claims for third party insurance companies. In addition to insurance services, the Company offers financial services to its insureds as well as the insured of third party insurance companies. Lastly, the Company offers other ancillary services including licensing of its tax preparation software products, electronic income tax filing, tax preparation and tag and title transfer services.

         The Company offers single and master franchise opportunities to individuals through its subsidiaries Fed USA Insurance/Financial Services and EXPRESSTAX(R) Franchise Corporation.

         Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," or "continue" or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; ability to obtain regulatory approval for requested rate changes and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against the Company; risks related to the nature of the Company's business; dependence on investment income and the composition of the Company's investment portfolio; the adequacy of its liability for loss and loss adjustment expense ("LAE"); insurance agents; claims experience; limited experience in the insurance industry; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods.

                                      #####

                          21st CENTURY HOLDING COMPANY

Financial Highlights (Unaudited)


                           For the Three Months Ended,     For the Six Months Ended,
                           --------------------------      -------------------------
                             6/30/03        6/30/02          6/30/03        6/30/02
                             -------        -------          -------        -------

Operations Data
---------------
Total Revenue             $ 14,944,779   $  8,353,729    $ 29,806,789   $ 17,244,353
Net Realized Investment
  Gaines (Losses)            1,068,818     (1,513,517)      1,419,700     (1,459,736)
Pretax Income                3,148,996        923,391       6,755,865      2,467,627
Income Tax Expense           1,035,062        891,350       2,333,530      1,444,216
Net Income                   2,113,934         32,041       4,422,335      1,023,411
Net Income Per Share              0.69           0.01            1.46           0.34
Weighted Average
  Shares Outstanding         3,063,105      3,017,526       3,034,220      3,023,226
Weighted Average
  Shares Outstanding
  - Assuming Dilution        3,194,747      3,020,126       3,125,479      3,023,226
Diluted EPS                       0.66           0.01            1.41           0.34

                                        Period Ending
                                        -------------
Balance Sheet Data                   6/30/03       12/31/02
------------------                   -------       --------
Total Cash & Investments           $41,027,308   $29,856,179
Total Assets                        86,188,276    75,318,011
Loss and Loss Adjustment Expense    24,127,582    16,983,756
Total Liabilities                   62,676,035    57,220,347
Total Shareholders' Equity          23,512,241    18,097,664